Exhibit 10.17

A G R E E M E N T

between

CONN-SELMER, INC.

and

U.A.W. LOCAL 2359

October 22, 2011

Thru

February 12, 2016

TABLE OF CONTENTS

A

Absence	11

Attendance Policies	10

Address Changes	18

B

Benefits	49

401k Plan	52

Dental Plan	51

Flexible Spending Account	50

Hospitalization Plans	50

Life Insurance and AD&D	52

Pension	52

Sickness & Accident	51

Vision Plan	51

Benefits Waiting Period	53

Bereavement Pay	54

Bulletin Boards	48

C

Call Back	18

Claims Processing	52

COBRA	53

Committee Changes	8

Company Rules, Regulations	54

D

Dental Plan	51

Departmental Stewards	8

Discharge Procedures & Grievances	28

Discipline	56

Disciplinary Action Shop Committee & Stewards	8

Double Time	10

Drug & Alcohol Testing	59

Duration of Agreement	57

F

Family & Medical Leave	15

Flexible Spending Accounts	50

Fringes & Scope of the Agreement	49

G

General Provisions	48

Grievance Procedure	29

Group Leader Pay	32

H

Holiday Pay Qualifications	46

Holidays	43

Hospitalization Plans	50

I

Injury Reporting	47

Instructor Pay	32

Intent of Dispute Adjustments	29

J

Job Posting and Bidding	25

Job Classifications and Hourly Rates	35

Jury Duty	53

L

Lateness	10

Lay-Off Procedure	20

Lay-Off Clause	53

Leave of Absence	14

Letters of Agreement	58

Letters of Understanding	63

Life Insurance and AD&D	52

Lost Time — Injury	47

Lump Sum Payments	34

M

Major Attendance Policy	13

Major Work Rules	56

Management	7

Medical Disqualifications	19

Medical Examination	47

Medicare Insurance Premium	52

Minor Attendance Policy	12

Minor Work Rules	55

N

New Employee Classification	32

Nondiscrimination	7

Normal Work Week	9

Notification of Job Status	28

No Strike/No Lockout	29

No Work	10

O

Out Early	11

Overtime	9

P

Pension	52

Phase Down Schedule	38

Plan 125	53

Practices	7

Probationary Period	18

Q

Quality, Cost, Delivery and Safety	33

R

Reassignment to Bargaining Unit	28

Recall Procedure	22

Recognition	8

Re-Negotiation	54

Representation	8

Rest Periods	48

Retiree Insurance Premium	52

S

Seniority	18

Seniority Forfeiture	24

Seniority Grievances	27

Seniority Rolls	24

Shift Differentials	33

Sickness & Accident Weekly Benefit	51

Special Rates	32

Superseniority Status	19

Supervisors Working	49

T

Telephone Usage	48

Temporary Employee	49

Temporary Reductions	23

Temporary Transfers	32

Time and One-Half	9

Time and Attendance, Labor Reporting	18

Transfer into Bargaining Unit	28

Transportation to Company Doctor	47

U

Union Activities	48

Union Security	47

Union Shop Committee	8

V

Vacation	40

“Call-In” Vacation	42

Lost Time Allowances	43

Lost Time Qualifications	43

Non-Scheduling Period	42

Scheduling Vacation Period	42

Second, Third, & Fourth Week Vacation	42

Vacation Pay	41

Vacation Period	40

Vacation Requirements	42

Vision Plan	51

W

Wage Rates	34

Work Schedule	17

Workers’ Compensation	48

COLLECTIVE BARGAINING AGREEMENT

THE AGREEMENT, made and entered into as of the 22nd day of October, 2011 through February 12, 2016 by and between CONN-SELMER, INC., whose office is located at 34199 Curtis Boulevard, Eastlake, Ohio, (hereinafter designated as the Company) and U.A.W. Local 2359 (hereinafter designated as the Union).

NONDISCRIMINATION.  The Company and the union are committed to the optimum utilization of human resources and equal opportunity.  Job applicants and employees are evaluated on the basis of job qualifications — not age, disability, gender, national origin, race, religion, or any other legally protected group characteristic.  The Company and the union are committed to maintaining a place of employment that is safe, productive, and free from any form of harassment or violence.  The Company and the union each agree that they shall not discriminate against any employee who exercises any legally protected rights.  The Company will not discriminate against any employee because of membership in the union.

PRACTICES.  All practices, understandings, settlements, side-letters, etc., shall be eliminated as of the ratification date of this Agreement.  In order for a practice, understanding, settlement, or side-letter, etc. to continue beyond the ratification date of this Agreement, it must be identified and agreed to in writing.

ARTICLE I — MANAGEMENT

Section A. Subject to the provision of this Agreement, it is expressly understood and agreed that the right to manage the Plant and direct the work force is vested exclusively in Management and that all rights not specifically modified in the Agreement are retained by the Company including the rights to hire, suspend, or discharge for proper cause, or transfer, and the right to relieve employee from duty because of lack of work, or for any other legitimate reason are vested exclusively in the Company, provided that this will not be used for purpose of discrimination against any member of the Union.

ARTICLE II — RECOGNITION

The Company recognizes the Union as the sole and exclusive bargaining agency for all its employees (except supervision, plant protection, and office workers) with respect to rates of pay, working conditions and hours or days of work.

ARTICLE III — REPRESENTATION

Section A. UNION SHOP COMMITTEE. The Union shall be represented by a Shop Committee of not more than five (5) members nor less than three (3) members, all of whom shall be employees of the Company, shall have completed their probationary period with the Company as herein provided, and shall be chosen by members of the Union.

The Union Shop Committee shall negotiate in the manner as hereinafter provided with the Company on grievances that may arise in the Plant.  International Union Officials may be called in by the Shop Committee to assist in these negotiations.

For purposes of negotiating the collective bargaining Agreement, the local Union President shall be considered as part of the union’s negotiation committee along with the Union Shop Committee.

Section B. DEPARTMENTAL STEWARDS. The Union, in addition to the Shop Committee, shall be represented by Departmental Stewards who shall be employees of the Company, having completed their probationary period, and shall be chosen by and from members of the Union on a basis of one (1) Steward for each Supervisor, with the assurance of a minimum of one (1) Steward for each work shift scheduled by the Company.

In the application of the above, it is agreed, the Union shall be entitled to a Steward for each designated Department or group of Departments.

Section C. COMMITTEE CHANGES. The Union agrees to keep the Company informed at all times of who constitutes the Shop Committee and the Stewards’ Committee, also when changes in said Committees are made.

Section D. DISCIPLINARY ACTION: SHOP COMMITTEE AND STEWARDS. A twenty-four hour grace period will be given to the Shop Committee and Department Stewards when they are personally involved in disciplinary action that warrants suspension or discharge, the Chairman will be advised of disciplinary action for investigation before disciplinary action takes effect.

ARTICLE IV -  HOURS AND OVERTIME

Section A. NORMAL WORK WEEK. For all hourly employees, the normal work week shall consist of five (5) days, Monday through Friday, of eight (8) hours each.  The work schedule for certain employees, because of the nature of their duties may deviate from the normal work week schedule — as needed for business purposes.

The normal work week is as follows:

1st Shift	6:15 – 2:45

2nd Shift	2:45 – 11:15

3rd Shift	10:15 – 6:45

Section B. TIME AND ONE-HALF. All work performed in excess of eight (8) hours during any regular working day or work performed on Saturday, outside of the week as above defined, shall be paid for at the rate of time and one-half their hourly rate of pay. Employees shall receive time and one-half for all overtime worked.  The pay to be computed on the average hourly earnings for the week the overtime is worked.

Section C. OVERTIME. Employees shall be paid time and one-half for all time worked prior to their scheduled starting time or after their scheduled quitting time, once they have completed eight (8) hours.

An employee’s scheduled starting and quitting time as scheduled on Monday for the week shall be considered the employee’s scheduled starting and quitting times for the remainder of the work week unless mutually agreed upon between the Company and the Union.

The Company agrees to seek volunteers for available overtime by priority of classification, qualification, and overall seniority. For the purpose of maintaining efficient operations and complying with customer requirements, the Company shall have the right to institute daily overtime or to extend the work week.  Lacking enough volunteers, it shall assign as many junior qualified employees as needed in that classification or department to perform the work.  In the application of this provision, no employee shall be required to work in excess of ten (10) overtime hours per week and not for more than three (3) consecutive weeks.  A list of employees scheduled for Saturday overtime will be solicited by Thursday, 11:15 a.m. (when feasible) , and will be posted by 2:45 p.m. Thursday, and any disputes arising from the posted list must be communicated before 2:45 p.m. Friday, otherwise a grievance for a seniority claim may not be submitted.

Section D. DOUBLE TIME - Work performed on Sundays shall be paid for at the rate of double time.  Work performed on the thirteen (13) Company paid holidays, shall be paid for at the rate of double time in addition to Holiday Pay.

Section E. NO WORK - When employees report for work, not having been properly notified in advance that there will be no work, and prevented from performing their jobs that day through no fault of their own, they shall be guaranteed four (4) hours work or four (4) hours pay at their hourly rate, if no other work is available for assignments; in no event shall they be paid for less than four (4) hours.

However, this section shall not apply if the Company is unable to operate its plant or any portion thereof due to an act of nature, utility failure, mechanical breakdown, government restriction, fire, flood, riot, civil commotion, or labor dispute, unless the mechanical breakdown or fire is caused by the Company’s negligence.

Section F. ABSENCE and ATTENDANCE POLICY

LATENESS.  It has been established that if an employee is going to be late for work, he/she must call Human Resources or leave a detailed message on the voice message system and advise him/her at what time he/she will arrive.  This must be done at least thirty (30) minutes prior to starting time.

Should he/she not call in as required above or he/she does not show up within two (2) hours from the shift start time, he/she will not be allowed in the Plant and will be marked absent for the day.

Employees who are not allowed to work shall be considered as an unexcused absence for eight (8) hours for that day.

This rule shall not apply if the weather is a factor in preventing the employee from arriving on schedule.

OUT EARLY.  Employees will not be permitted to leave work early, and will be charged with lost time except for the following reasons:

a)                                     Lack of work.

b)                                     Obviously ill and unable to continue to work.

c)                                      Emergency call from family, requiring employee to leave.  Verification may be requested.

d)                                     Workers’ Compensation injury or illness.

ABSENCE.  It has been established that if an employee is going to be absent from work, they must call Human Resources, or leave a detailed message on the voice message system and advise them that they will be absent.  This must be done at least thirty (30) minutes prior to starting time.

1.                                      One day sickness will not be excused, unless:

a)                                     Physician’s slip is presented by employee upon return to work, and the physician’s slip states that time off was required for the employee.

b)                                     Employee was sent home the day before because of obvious illness, and return on following day doubtful.

2.                                      Two day sicknesses will not be excused, unless physician’s slip is presented by employee upon return to work stating time off was required for the employee.

3.                                      Employees returning to work after missing three (3) or more days because of illness will not be permitted to work without physician’s slip stating employee is able to perform regular duties.  Physician’s slip must be presented by employee upon return to work.

4.                                      Absence from work for reason other than illness will not be excused unless employee received permission from the Human Resources Manager or the Plant Manager (or their alternate as needed) prior to absence.  Court and legal appointments that are related to an employee’s infraction of the law are not excused absences.  Employees who are subpoenaed to a legal proceeding will be excused provided the employee provides advance notice and a copy of the subpoena to the Human Resource Manager as soon as the employee receives the subpoena.  Jail time will be considered as an unexcused absence.

5.                                      Death in family and jury duty will be excused absences once verification is presented.

6.                                      “Emergencies” that occur between work shifts will be handled on an individual basis.  The Human Resource Manager must be consulted before excusing absence.

7.                                      If “public authorities” declare a “State of Emergency” in Lake County, absences related to the State of Emergency will be excused.

8.                                      Previously scheduled overtime for a Saturday and/or Sunday (hereinafter called “weekend overtime”) will be charged at scheduled time. (i.e., 5 hrs. OT = 5 hrs missed.)

Employees who are not allowed to work shall be considered as an unexcused absence for eight (8) hours that day.

MINOR ATTENDANCE POLICY

10-Hour Policy - Accumulated ten (10) hours or more unexcused absence during a four (4) week period

Corrective Action:

•                  1st offense – file note

•                  2nd offense – written warning with counseling

•                  3rd offense – termination

OR

Lateness — three (3) latenesses in a four (4) week period.

Corrective Action:

•                  1st offense – file note

•                  2nd offense – written warning with counseling

•                  3rd offense – termination

OR

Corrective Action total for above:

•                  Three (3) total Minor Attendance warnings = Termination

Upon ratification of this contract, a one-time reduction of one (1) minor attendance warning will be removed from each employee so that the employee remains in the same stage of Corrective Action as they were prior to the contract, until their next occurrence under this policy.

Upon ratification of this contract, a one-time reduction of one (1) lateness occurrence will be deducted from each employee counting back four (4) weeks from the date of ratification.

MAJOR ATTENDANCE POLICY

Excessive Absenteeism - Includes the following missed work time:

Thirty (30) hours accumulated lost time per three (3) months includes:

•                  Out early, excused and unexcused

•                  Absences, excused and unexcused

•                  All latenesses

•                  Leave of absences, personal/medical/FMLA, if approved will not count toward hours included under the Excessive Absentee Policy.

Corrective Action:

•                  1st Offense — File Note

•                  2nd Offense — Written warning with counseling

•                  3rd Offense — Termination

Upon the ratification date of this contract, employees will have a one-time reduction of up to ten (10) hours removed from their total current hours accumulated under Major Attendance Policy.  No employee will go negative in hours due to the reduction.  Hours accumulated following ratification will be added to the new total. (Example:  If an employee has 25 hours in their total prior to ratification, 10 hours will be removed and their new total will be 15 hours.  If an employee has 5 hours in their total prior to ratification, the 5 hours will be removed and they will have 0 hours).

All warnings will remain in effect twelve (12) months from time of infraction.

Section G. LEAVE OF ABSENCE:

1.                                      An employee may be granted a leave of absence, by the Company, upon written request to a Supervisor for a period not to exceed two (2) calendar weeks in any one year, for a minimum of two (2) days (single days will only be approved when combined with remaining vacation days, or with a personal holiday request), but will not be granted a leave to work at any other job or business. Earned but unused vacation days must be used first.  Insurance and hospitalization benefits will continue.  Any grievance arising out of the application of the provision shall be subject to negotiation between the Company and Union.  Examples of such absences are personal business, family matters, etc.  Company may request verification.

2.                                      By Agreement between the Company and the Union Shop Committee, employees may be granted a leave of absence for a definite period of time not to exceed one-half (1/2) their seniority length and in no event to exceed one (1) year without prejudice to seniority for one or more of the following reasons:

a)                                     Death or serious illness in family.

b)                                     Personal affairs involving legal settlement.

During such leave of absence, the employee shall only accumulate seniority and all benefits are temporarily withheld until employee returns, at which time the benefits will be reinstated.

3.                                      Employees shall be granted a leave of absence, not to exceed 3 years, for illness or injury causing confinement to a hospital or at home under physician’s care - provided a physician’s certificate is presented and proof of continued disability is supplied as requested.

4.                                      This could also include outpatient treatment as prescribed by an attending physician which qualifies under the medical plan.

5.                                      See Contract for Benefit schedule of Sickness and Accident Weekly Benefits.

6.                                      S & A Benefit Medical forms may be obtained from the Human Resources office.

7.                                      Leave of absences, personal/medical, if approved, will not count toward hours included under the Excessive Absentee Policy.

8.                                      A Leave of Absence form may be obtained from a Supervisor or the Human Resources office.

9.                                      During such leave of absence due to personal injury or illness, the employee shall accumulate seniority and all Sickness and Accident payments (based upon the direction of the third party administrator) and Life Insurance benefits (based upon successful filing of a waiver of premium)  shall continue for their defined term.  During such leave for Workers’ Compensation, Life Insurance benefits shall continue for their defined term (based upon successful filing of a waiver of premium).  Coverage of Hospitalization/Dental Benefits, for Sickness and Accident Leaves, are paid for a period of six (6) months.  COBRA will be effective after the initial six (6) months at a subsidized rate equal to the normal payroll amount for an additional six (6) months.  Employees, for both Sickness and Accident and Workers’ Compensation Leaves, are responsible for Hospitalization/Dental Contribution amount during leave period.  Benefit levels and contributions will be consistent with the current collective bargaining Agreement.  Contributions must be paid to the designated third party administrator on a monthly basis, prior to the next effective month due, otherwise benefits will be cancelled (continuation could otherwise be made available through the terms defined by COBRA).

10.                               Family and Medical Leave Act (FMLA)

An employee, under the terms specified for Family and Medical Leave, with twelve (12) months of service and at least 1,250 hours worked, may be granted up to twelve (12) weeks of unpaid leave based on a twelve month rolling calendar for the following reasons:

1.                                      The birth or placement for adoption or foster care of a child. Leave taken for the birth of a child or the placement of a child for adoption or foster care must be a consecutive twelve (12) week period completed within twelve (12) months after the date of birth or placement.

2.                                      The need for the employee to care for a spouse, parent, child with a serious health condition.

3.                                      The employee’s own serious health condition.

Additionally, medical certification and continued documentation for intermittent absences will be required for such absence in accordance with the Act, and the regulations promulgated thereunder.

A.                                    Status of Accrued Paid Time

Although FMLA leave is generally unpaid, employees on FMLA leave may receive workers’ compensaton benefits or disability benefits (for non-occupational conditions), if the employee qualifies for either of those benefits.  These benefits will run concurrent.

If the leave is for the care of a spouse, parent and/or child, the employee may be required to take any remaining vacation days at the beginning of the FMLA leave.

If the need for FMLA is foreseeable (such as planned surgeries or normal births), thirty (30) day notice is requested.  If the need for FMLA is unforeseeable (such as serious injury or illness, or a premature birth), you must notify the Company as soon as possible, and in no event, more than two (2) days after knowing of the need for a leave.  Formal notice is further accomplished by submitting a FMLA Application Form.  FMLA Application Forms must be submitted within fifteen (15) calendar days of a return from an unforeseeable serious health condition for either the employee, or a defined family member, or the absence will not be regarded as FMLA and will be subject to the terms of the attendance rules.

B.                                    Status of Benefits

Health care coverages (as defined by COBRA) will continue under the same terms and conditions as while actively at work.  Employee will be responsible for continuing to make contributions to these plans while on leave.

FMLA leave will not constitute a break in the employee’s record of continuous service and the period of such leave of absence shall be included in the records as continuous service.  Employees, following FMLA leave, will be restored to their original job and pay rate.  The only exception would be changes that would have affected the employee if he / she had not gone on leave.

These terms are subject to review if the corresponding FMLA regulations are revised or changed.

Section H. WORK SCHEDULE - The employee is to be notified on Thursday, by 12:00 p.m. if the work schedule for the coming week is going to be changed, so that the employee has enough time to make arrangements if necessary.

If a department is advised ahead of time as required about the schedule change, they must work eight (8) hours before overtime is paid.

Only when the Company changes the schedule out of order does an employee receive overtime for the time worked prior to set schedule or time after set schedule no matter how many hours they work that day.

Section I. CALL BACK. Any employee being called back to perform a task shall be paid four (4) hours at straight time pay or which ever is higher, their hourly rate, in the event of overtime or a Holiday.

Section J. NOTIFICATION OF ADDRESS CHANGE. It is the responsibility of each employee to keep the Human Resources Department informed of current address and telephone number.  Attempts to reach the employee at the telephone number currently listed in the Human Resources Department’s files shall constitute proper notice.

Section K. TIME AND ATTENDANCE, LABOR REPORTING. Each employee shall be required to enter his or her own attendance and labor transactions into the data collection system.  Employee shall be responsible for the accuracy of the count and time entered for all transactions.  Employees should be at their appointed place of work when signal is given for work to begin and should remain at their work until signal is given to quit.

ARTICLE V - SENIORITY

Section A. SENIORITY.  Will commence on the first day worked regardless of when employment was first offered by any Company representative.

Section B. PROBATIONARY PERIOD.   All new employees shall be considered as on probation for a period of six (6) months.  The performance of any new employee will be evaluated each month for the first three (3) months and will then follow the increase minimum/maximum guidelines as stated in the contract.   At two (2) months, they are entitled to Holiday Pay.  At three (3) months, they are entitled to Benefits.

All probationary employees having over 13 weeks of service with the Company, and are being discharged for inability to perform job duties may take the matter up with their department steward and apply the discharge procedures as outlined in the CBA.  Employees who may be discharged for Minor Infractions related to absenteeism; and who may be discharged for any Major Infractions will not have consideration under the discharge and grievance procedures.

Section C. SUPERSENIORITY STATUS. The Chairman of the Shop Committee and all members of the Shop Committee handling all matters concerning the Grievance Procedure shall head the plant-wide seniority list during their terms of office.  Any member of the shop committee who at the time of election is on second or third shift will be assigned to the first shift within their respective classification.  Such shop committee member transferred from other than first shift will replace the employee within their classification, with the lowest plant-wide seniority, unless they can be otherwise absorbed into their classification.  This would not apply to temporary transfers between shifts for up to thirty (30) days.  If there is a reduction in the work force during the term of office of the Grievance Committeeperson, they will remain at work in their respective departments regardless of seniority unless the entire department is laid off.

The Committee must be able to do the job in accordance with the bumping procedure.  This superseniority status is applicable to layoffs only, and employees will return to their original positions on the seniority list at the termination of their terms in office.  The Department Stewards shall head the seniority list in their respective departments during their term of office.  This superseniority status is applicable to layoffs only, and employees will return to their original positions at the termination of their terms of office.

Section D. MEDICAL DISQUALIFICATIONS. Medical conditions that create a permanent inability for an employee to perform their present job will result in:

a.                                      the return to job they have previously satisfactorily performed, providing there is an opening, providing they have seniority.

b.                                      seniority prevailing, accept an open job that meets the stipulated work restrictions (failure to accept an open job will be construed as a voluntary quit).

c.                                       a lay-off.

Section E. LAY-OFF PROCEDURE.  When it becomes necessary to reduce the work force for an indefinite period in a department or within a work cell, the reduction will be made according to job classifications, and employees will be notified three (3) normal working days in advance.  It is understood and agreed that in all cases of reduction in workforce, seniority shall be the determining factor so long as those employees remaining in affected job classifications have the skills and abilities to ensure continued efficient operations of the Company.

When a reduction in workforce is implemented in a department, the following procedure will govern, seniority prevailing, provided that affected employees have the skills and abilities to perform available jobs:

1.                                  Probationary employees in the department shall be laid off before any employee having seniority in that department is affected.

a.                                      Employees on inactive status for sickness and accident, workers’ compensation, FMLA, or personal leave, while other senior employees within their classification are moved to lay-off status, will be moved to layoff status.

2.                                  If further reduction is necessary, employees having seniority shall be entitled to displace other employees within the department in accordance with the following:

a.                                      Displace the employee having the least seniority in an occupation he/she had previously satisfactorily performed while in the employ of the Company.

b.                                      If employees cannot displace employees in jobs previously satisfactorily performed, they shall be entitled to displace the employee having the least seniority in an occupation he/she is able to perform without further training.

c.                                       Bumping rights for those inactive at the time of lay off, may be invoked at the time said employee is scheduled to return, or is released to return to work.  Bumping rights under these circumstances, expire the working day following the scheduled return date.  Recall rights will be extended for the normal defined term (one-half seniority to a maximum of three (3) years) effective with the date of lay off; however, recall rights will not be extended until the employee is scheduled to return or is released to return to work.

3.                                  Any employee having seniority displaced from a department in accordance with the above procedure shall be entitled to displace employees in other departments in accordance with the following:

a.                                      Displace the employee having the least seniority in an occupation he/she had previously satisfactorily performed while in the employ of the Company.

b.                                      If employee cannot displace employees in jobs previously satisfactorily performed, they shall be entitled to displace the employee having the least seniority in an occupation he/she is able to perform without further training.

c.                                       If employee is displaced from original bump by a senior employee with more seniority who can perform the job without training, the employee may again exercise his/her bumping privileges.  Only the senior employee will be considered for each multi-bump situation.

4.                                  In recognition of the Company’s responsibility to maintain efficient operations, it is understood and agreed that the following criteria shall apply to employees displacing other employees in accordance with the above procedure:

a.                                      Employee will have five (5) working days (employee with fifteen (15) years seniority will be offered up to ten (10) working days) during which to demonstrate ability to satisfactorily perform the work with the opportunity for familiarization of equipment and work area, without training.  At the end of this period, employee must be performing at the established production standard.

5.                                  If an employee fails to displace another employee, due to lack of skills or abilities, he/she shall be placed on layoff status, with the right to recall only to:

a.                                      His/her regular job; or

b.                                      A job he/she previously satisfactorily performed; or

c.                                       Bottom of lay-off list.

6.                                  Should an employee choose not to exercise his/her seniority rights under this Section, he/she shall be placed on layoff status, relative to seniority.

Employees accepting jobs in accordance with the above procedures shall be paid at the current rate for the job.  Employees accepting jobs in accordance with the above procedures may, with seniority prevailing, exercise shift preference.

Section F. RECALL PROCEDURE. When it becomes necessary to recall employees from layoff, or to re-man a department after a reduction, the following procedure shall be applied:

1.                                  The Company shall determine with seniority prevailing whether there are displaced employees working elsewhere in the plant or on the layoff list who previously performed in the job classification.  Employee will be reassigned to an open job in accordance to the following procedure:

a.              performed job within the past ten (10)  years.

b.              satisfactorily performed the job for a minimum of a two (2) year period.

c.               employee will have five (5) days for familiarization and minimal training during which to demonstrate ability to satisfactorily perform the work.  At the end of this period, employee must be performing at the established production standard.

d.              if an employee fails to satisfactorily perform the work as required above due to lack of skills or abilities under this Section, the employee shall be placed on layoff status, with the right to recall only to his/her original job.

e.               employees accepting jobs in accordance with the above procedures shall be paid at the current rate for the job.

f.                employees bypassed shall retain their relative positions on the lay-off list.

2.                                  Should open jobs become available and the employee was unable to qualify for the above, employee will be recalled from the layoff list in accordance with their seniority, provided that employee has the skills and abilities to perform the available jobs.  Displaced employee taking available job shall not be reassigned to their original job once they have chosen to sign a Job Bid, or have completed one (1) year in their new job classification.  Employees bypassed shall retain their relative positions on the lay-off list.

3.                                  Should employees be unable to qualify for the above, they will be recalled to available jobs denoted by an asterisk on the Job Classification list, by using plant wide seniority of those employees on the lay-off list.  If the employee’s original job should re-open, the employee must return to that original job.  Employees bypassed shall retain their relative positions on the lay-off list.

4.                                  Employees recalled from the layoff list to their original jobs refusing to return to such jobs, shall be considered having quit, forfeiting all accumulated seniority.

5.                                  Employees recalled from the layoff list to available work refusing such job shall be placed at the bottom of the layoff list.  However, upon second refusal of recall to available work, employees shall be considered on layoff until original job becomes available, or Article V, Section F., #2., becomes applicable.

6.                                  It is understood and agreed that the recall and re-manning procedures contained in this Agreement will be invoked only when full time, permanent jobs become available.  Should temporary jobs become available, the Company shall exercise its prerogative to fill those vacancies, within the limitations of this Agreement, after having first advised the Union.

Section G. TEMPORARY REDUCTIONS. The work week shall not be less than thirty-two (32) hours, consisting of four (4) eight (8) hour days, for a period of not longer than six (6) weeks and then the Company and the Union shall meet to consider the advisability of continuing the thirty-two (32) hour week or reducing the number of employees according to seniority.  This clause does not apply to a temporary reduction in a certain department or work cell due to lack of work, shortage of material, overstock or temporary setback of production.  A temporary reduction in a department will be of definite duration, not to exceed one (1) week, in which case employees will be placed on layoff status, without invoking Article V, Section E.  Should the temporary reduction exceed one (1) week, the Company and Union shall meet to discuss the advisability of reducing the work force according to Article V, Section E.

Section H. SENIORITY FORFEITURE. Employees shall forfeit seniority if:

1.                                      They quit or retire.

2.                                      Leave of Absence in excess of 3 years

3.                                      The employee is laid off for a period in excess of one-half (1/2) of his/her seniority but in no event shall he/she retain his/her seniority after three (3) years continuous lay-off.

4.                                      They are discharged for just cause.

5.                                      They are absent for three (3) consecutive working days without reasonable cause.  Questionable cause shall be negotiated between the Company and the Union.

6.                                      They fail to report for work within five (5) days, after receiving notice to report where such failure to report does not arise from good causes, such as employment elsewhere (for a period not to exceed two (2) weeks), illness, death in the immediate family, absence from the city or military service, provided, however, in such cases that they give the Company notice of the good cause preventing them from returning to work within three (3) days of receipt of notice.

7.                                      While on leave of absence, they accept employment. with another concern without approval of the Shop Committee and the Company.

Section I. SENIORITY ROLLS. The Company shall furnish an accurate seniority roll showing the status of all employees covered by this Agreement, a copy of said roll shall be given to the Shop Committee on request.  The Company will also notify the Union in writing of hiring, discharging, rehiring, furloughing, and transferring of each and every employee, in order to keep the above mentioned seniority roll up to date.

Section J. JOB POSTING & BIDDING. Notices of vacancies or new jobs created will be posted on the job posting bulletin boards for a period of three (3) working days during which employees shall have the opportunity to advance their status by filing an application for transfer to such jobs with the Human Resources Manager.  If posted jobs are not filled in thirty (30) days, a one-day posting will be made before a new employee is hired.

Work cells, once developed, will be initially staffed with active employees from the traditional job classifications that were merged by the given work cell.  Job openings, within a given work cell, will not be posted until the staffing requirements within the work cell exceeds the available active employees that were merged from the traditional job classifications.  The traditional job classification will be the basis for posting an available work cell position.  The existing job posting and bidding rules, contained within this section, will govern the evaluation of any subsequent job vacancy or bid into a work cell.

Requests for transfer will be considered in accordance to the employee’s seniority, qualifications and curtailment of production, before any new employee is hired for such a job.  Before the job is awarded to a bidder, the lay-off list will be referred to for qualified senior employees (See Article V., Section F.).  If a laid off employee accepts the job, the job bid must be signed.  If an employee on the lay-off list refuses the job, refer to Article V, Section F., #5 .  If there is reasonable doubt as to the employee’s qualifications, a reasonable trial period shall be granted.  Should any employee disqualify themself during the five (5) day trial period, they shall have return rights to their previous job.  Once the employee is accepted for the job, and once the employee completes the five (5) day trial period, he/she relinquishes the rights to the job he/she left.  Any employee who fails to successfully hire or transfer into a new job will be placed on layoff status, with no bumping rights.  Layoff status will be automatically invoked upon the issuance of the third infraction of a minor nature for failing to meet a reasonable measure of efficiency (Infraction of a Minor Nature #8).  Employees who are disqualified in this manner will relinquish recall rights to any previously disqualified job, and all warnings on record will continue for the remainder of their terms once the employee returns from layoff.

Employees interested in being considered for rough assembly should first bid into the rough assembly training classification.  The horn slide training classification will be comprised of two (2) separate tiers; Trainee B - Grade 2, and Trainee A - Grade 5.  Available positions will be posted as Trainee B - Grade 2.  Existing employees who transfer into this classification will have the customary five (5) day trial period.  Employees in Trainee B will be evaluated on a monthly basis, and transfer to Rough Assembler will only occur after the employee has reached a skill level equivalent to the established standards for horn slide assembly.  Transfer from Trainee B to Trainee A must be accomplished within six (6) months, if not, Article V., Section J., would apply.  Existing horn slide assemblers will retain their current classification, and employees within the Trainee A will be considered part of the horn slide assembly capacity.  Under this program, the training classifications may not be considered a permanent position.  Any employee within Trainee A can bid on Rough Assembly jobs within departments 35 and 38, and will not be required to complete one year of service.   However, any subsequent transfer to rough assembly (either by bid or placement) will require employees to complete one year of service.

Any subsequent job openings in rough assembly will be filled predominantly by employees from this training classification.  This, however, is not intended to prevent any of the current rough assemblers from bidding into a new rough assembly opening.  Providing no eligible bids are received from current rough assemblers, the Trainee A can bid with seniority prevailing.  If no eligible bids are received from Trainee A, then placement of a Trainee A will be done at the discretion of the Company.  Plantwide seniority rules will apply to layoff within this training classification (e.g. a senior Trainee A will remain over a junior horn slide assembler, or a junior Trainee A can be bumped by a senior rough assembler).

An employee transferred from one department to another shall immediately be credited with his/her total seniority in the new department.  For all job transfers or job moves (other than a temporary transfer initiated by the Company) the employee will be paid the appropriate rate of the job that the employee is transferring to moving to.  The most senior employee may exercise shift preference from one shift to another, within a work cell, within a job classification, within a department, provided a vacancy exists.  The Company reserves the right to temporarily postpone shift preference, to a maximum of one (1) year, within classifications that require extended training or supervision (specifically 5A41 — Polisher, 5A42 — Buffer, and 5A35 — Color Buffer).  All transfer requests shall be answered if rejected for seniority, qualifications, or curtailment of production.

In the application of this provision, requests for transfer to another job, in the department wherein the vacancies occur or the new job is created, shall be considered before any such requests made by employees from other departments.

Once an employee accepts a transfer, or once an employee disqualifies themself during a trial period and returns to their previous job, that employee will not be allowed to submit another request for transfer for for a period of six (6) months.  This applies to intra-departmental, as well as inter-departmental transfers.

Requests for transfers submitted by employees in Labor Grades 1 and 2, with less than one (1) year seniority or probationary employees, will be considered and possibly accepted, providing that an employee with one (1) year or more seniority did not bid the job.

Employees in Labor Grades 3 and above with less than one (1) year seniority shall not be entitled to place transfer requests.

It is understood that requests for transfer will be considered on an individual basis, taking in account all the factors presented at the time the request for transfer is submitted.

When an abnormal condition exists that may result in the curtailing of production in other parts of the Plant, Management reserves the right to hire experienced individuals in preference to present employees who do not have previous experience.

Union and the bidders will be notified within five (5) working days of the final posting date.

Section K. SENIORITY GRIEVANCES. Any grievances arising out of seniority shall be subject to negotiations between the Union and the Company.

Section L. NOTIFICATION OF JOB STATUS. In laying off, furloughing, or transferring any employee, the Company Representative shall notify the Chairman of the Shop Committee and the employee in such layoff, furlough or transfer as soon as practical.

Section M. TRANSFER INTO BARGAINING UNIT. Employees who were not employed in the bargaining unit at any time during their period of employment with the Company and who are transferred into the bargaining unit shall be credited with seniority from the date of transfer into the bargaining unit after having served their probationary period.

Section N. REASSIGNMENT TO BARGAINING UNIT. Employees who were, or may be transferred or promoted from jobs within the bargaining unit to jobs outside the bargaining unit shall retain their seniority but shall not accumulate seniority while working on such jobs.  In the event such employees are transferred into the bargaining unit, they shall be placed on available jobs where they are best qualified in line with their seniority, but shall not be entitled to exercise their seniority to displace any regular full-time employee within the bargaining unit for a period of ninety (90) days from the date of transfer.

Section O. DISCHARGE PROCEDURE AND GRIEVANCES. Should an employee be subject to discharge, he/she shall be advised of the reason for such action.  The Company shall then request the presence of the Chairman of the Shop Committee to discuss the cause with him/her before he/she is required to leave the Plant.

Should the employee or his/her representative consider the action to be improper, a written protest must be presented to the Company within five (5) working days after the action was taken, or the action taken will be considered as accepted.  Such protest will be handled in accordance with the established grievance procedure.  If it is determined that the discharge was unjustified, the employee shall be reinstated to his/her former position and to his/her former standing on the seniority list, without any loss of pay.

ARTICLE VI - GRIEVANCE PROCEDURE

Section A. INTENT OF DISPUTE ADJUSTMENTS.  It is the intent of the parties to this Agreement, that the procedure herein set forth serve as a peaceful means for the adjustment of all disputes that may arise between them which are based on the language set forth in this Agreement.

Section B. NO STRIKE / NO LOCKOUT.  The Union agrees that during the term of this Agreement neither the Union, its officers, agents or members shall authorize, instigate, aid, condone, or engage in any work stoppage, strike of any kind or description, including so-called sympathy strikes, picketing, boycotts, slowdown, concerted refusal to work overtime or otherwise interrupt, impede or restrict services of the Company or engage in any activity which would tend to cause an interruption or delay in the accomplishment of the work and business of the Company.

In the event of an unauthorized strike, or any other conduct prohibited above, the Company shall have the unqualfied right to take disciplinary action, including discharge, at its discretion, against the employee, or employees, who engage in such unauthorized work stoppage.  Such discipline or discharge shall be final and binding upon the Union and its members and shall in no case be construed as a violation by the Company of any provision of this Agreement.  However, an issue of fact as to whether or not any particular employee engaged in, participated in, or encouraged any such violation, may be subject to the grievance procedure and/or arbitration.

Nothing in this Agreement shall be construed or applied to prohibit the Company from obtaining relief from a court of competent jurisdiction, or an adminstrative agency, at the Company’s discretion, for a violation of this Article.  Such relief may take the form of damages or an injunction.

The Company shall not lock out members of the Union during the term of this Agreement.

Section C. Any grievance relating to the issuance of a warning must be submitted to the following grievance procedure within fourteen (14) calendar days following the issuance of said warning to the employee(s), otherwise the action is regarded as accepted.  The union, whenever a warning is issued, will be immediately furnished a copy of the written warning upon issuance to the employee.  Whenever a grievance arises, the following steps shall be taken to ensure proper and timely handling, except in the case of a termination, which will go directly to Step 4.:

Step 1.                                                           An employee with a problem, complaint or question will discuss the details of the complaint with the Supervisor and the Department Steward.  Who, after investigating complaint or problem, will determine if there is cause.  The Supervisor, within a 24 hour period, will give a formal answer to the employee in the presence of the Department Steward.

Step 2.                                                           Failing satisfactory settlement with the Supervisor, a grievance shall be written, at which time employee and Department Steward shall present the written grievance to the Supervisor who will submit the grievance to a Company Representative selected by the Company, who will within 10 working days, conduct a meeting of all parties involved in an attempt to resolve the issue.

Step 3.                                                           If the issue is still not resolved, the written grievance will be taken up in a meeting with the Grievance Committee and a Representative of the Company within ten (10) working days of the notice of rejection to settlement in Step 2.

Step 4.                                                           In the event satisfactory settlement is not made, and after the above procedure has been exhausted, the grievance shall be referred to the Plant Manager or his/her representative and the Union’s International Representative and the Company Legal Advisor.  Should such a meeting be necessary, it will be held at 2:00 p.m. within two (2) weeks notice of rejection in step three or on a date agreed upon by both. The Step 4 meeting may be delayed beyond the above mentioned timetable by mutual consent of the Company representative and the Union.  If (a) the Company fails to meet, or (b) the union fails to submit written rejection to the 3rd step outcome, within the specified time limits in the 4th step of the grievance procedure, then the grievance shall be considered settled on the basis of the last position — in favor of the union in situation (a), or in favor of the Company in situation (b).

Step 5.                                                           If the grievance is not settled pursuant to the steps in the grievance provisions of this Agreement, then either party shall, within thirty (30) calendar days after any Step 4 grievance answer submit the grievance to arbitration.

Any grievances not settled in this procedure that are appealed to arbitration will be placed on the Arbitration Docket.  Grievances placed on the Arbitration Docket will be scheduled for arbitration and arbitrated in the order filed (i.e., date of grievance).

Both the Company and the union agree to utilize expedited arbitration as a preferred method.  Post-hearing briefs will be permitted only by Agreement of the parties or by direction of the arbittrator if one party so requests.

If parties are not available, written notification will be presented to the other party within the time frames as indicated above.

If the union fails to meet the above listed time tables, the grievance will be considered null and void without the opportunity to file another grievance for that action for that employee.  If the Company fails to meet the above listed time tables, the grievance will be considered as closed with the the action requested on the grievance going into effect.

The employer and the union shall agree upon a list of three (3) arbitrators to serve for the duration of this Agreement.  When either party requests arbitration pursuant to Section C., Step 5., the parties shall meet within seven (7) working days to select an individual from this panel to hear said matter.  The arbitrator will be selected by process of rotation.  As soon as the parties select the arbitrator, they shall jointly request a hearing date be set as soon as possible subject to the availability of the parties.  If the parties and the arbitrator are unable to agree upon a date within thirty (30) days of contact with the arbitrator, then the parties, by mutual Agreement, may immediately select another arbitrator.  No more than thirty (30) days after submission of the case to the arbitrator, the arbitrator will issue his / her award.  The parties agree to accept the arbitrator’s award as final and binding upon them; however, the arbitrator shall have no power to add to, subtract from, or modify any of the terms of this Agreement.

The fees and expenses of the arbitrator and the meeting room so selected, if any, shall be shared equally by the parties.  The total cost of any stenographic record or transcript which may be made, and all copies thereof, shall be paid for equally by both parties.  If, however, only one party wants a transcript, that party shall be responsible for the cost of the transcript.  In such case, the other party shall not receive a copy of the transcript for any purpose.  Each party shall pay for any other expense incurred by that party (e.g., attorney, witness expense or lost wage, advocate fees, etc.).

No aggrieved party shall have any right to invoke the grievance procedure provided above, or the arbitration procedure provided above, unless the matter of such grievance has been presented as provided above.

The authority of the arbitrator shall be limited to the construction and application of this Agreement (as defined in Article I and this Article VI), as applied to the specific grievance referred to him/her for arbitration.  The arbitrator shall have no authority or jurisdiction, directly or indirectly, to add to, subtract from, or amend any of the specific provisions of this Agreement or impose liability not explicitly expressed.  No right of Management shall in any manner be taken away from the Company, limited or modified in any respect, excepting only to the extent that this Agreement clearly and explicitly expresses a written intent and Agreement to divest the Company of such right.

ARTICLE VII - WAGES

Section A.    NEW EMPLOYEE CLASSIFICATION. Any new employee may be employed in any bracket or classification to be determined by their past experience.

Section B.    SPECIAL RATES.

a.                                      INSTRUCTOR PAY. The Company may appoint new instructors to train one or more employees for the job.  For the time spent instructing, they will receive will receive twenty five cents ($.25) per hour over their hourly rate.

b.                                      GROUP LEADER PAY. The Company may appoint group leaders in a particular area of the plant.  For the time spent in a group leader role, group leaders will receive a minimum of twenty five cents ($.25) per hour over their hourly rate.

c.                                       TEMPORARY TRANSFERS. When an employee’s work is in two (2) or more Labor Grades, he/she shall carry the higher rate.  Temporary transfers can be made as an interim work assignment during temporary periods of no work, for up to six (6) weeks, leaving the affected employee an opportunity to return to their normal job. Temporary transfers, under these circumstances, will be further extended if mutually agreed by the Company and the union.

d.                                      SHIFT DIFFERENTIALS. Employees working on the second shift shall receive additional compensation of fifty cents ($.50) per hour.  Employees working on the third shift shall receive additional compensation of seventy-five ($.75) per hour.

ARTICLE VIII — QUALITY, COST, DELIVERY, AND SAFETY

Employees are expected to safely produce quality instruments in the most efficient manner.  Conforming to safety requirements, improving quality standards, and improving manufacturing efficiencies is every employee’s responsibility.

Manufacturing operations, not contained within a work cell, must meet or exceed 110% of the job standard.  Any voids in quality, efficiency, or safety will be subject to the established warning system.

Safety standards, quality standards, and manufacturing efficiencies (compared to the standards established by the former individual incentive system), must be maintained or improved with each subsequent work cell that is developed.  Work cells will be organized according to established lean manufacturing principles, and will be based upon standard time observations.  Work cell cycle times, following the removal of all non-value added operations, will be determined to be the combination of the lowest repeatable times for each remaining job element.  The resulting job elements, given the customer TAKT time, will be divided between the employees that are assigned to each given work cell.  Job elements, depending on the customer TAKT time, may be changed or altered, and employees assigned to each given work cell will be required to assume the most leveled and balanced combination of job elements.  Quality, cost, delivery, and safety deficiencies, identified within a work cell, will be handled on an individual basis, and may be subject to the established warning system.

ARTICLE IX - WAGE RATES

A.            Effective October 30, 2011, the Book Rate Maximum (i.e., the 02/16/10 wage rate set forth in the 02/15/08 — 02/15/11 contract) shall be increased by fifty cents ($.50) per hour.

B.            Effective February 17, 2013, the Book Rate Maximum and Minimum shall be increased by twenty five cents ($.25) per hour.

C.            Effective February 16, 2014, the Book Rate Maximum and Minimum shall be increased by twenty five cents ($.25) per hour.

D.            Effective February 15, 2015, the Book Rate Maximum and Minimum shall be increased by twenty five cents ($.25) per hour.

E.             Effective October 30, 2011, any employee whoe wage rate is higher than the “book rate” (i.e., the 02/16/10 wage rate set forth in the 02/15/08 — 02/15/11 contract) for that employee’s job classification shall have their wage rate reduced to the applicable book rate, in accordance with the “Phase Down Schedule To Take Employees From Current Rate Down To The New Book Rate”.  This Phase Down will apply to all affected employees, regardless of whether that employee is actually working or on layoff, leave of absence, striker recall, or any other inactive or non-work status.

F.              Effective February 2, 2014, no employee shall be paid above the applicable book rate.  The only exceptions to the book rate maximum are the “Special Rates” set forth in Article VII, Section B.

G.            The wage increases, set forth above, shall not apply to Grade 11 positions in 2011, 2012, and 2013.

LUMP SUM PAYMENTS

A.            Effective February 17, 2012, the Company will pay a lump sum bonus payment as set forth below, less taxes, applicable deductions and required withholdings (e.g., contractual, statutory or court ordered) to each eligible regular, full-time employee who was hired prior to November 1, 2011 and is actively employed and actually working on February 10, 2012.  This lump sum payment shall be five hundred dollars ($500.00), less taxes, deductions and withholdings.

B.            Effective February 21, 2014, the Company will pay a lump sum bonus payment as set forth below, less taxes, applicable deductions and required withholdings (e.g., contractual, statutory or court ordered) to each eligible regular, full-time employee who was hired prior to November 1, 2013 and is actively employed and actually working on February 14, 2014.  This lump sum bonus payment shall be three hundred and fifty dollars ($350.00), less taxes, deductions and withholdings.

C.            Effective February 20, 2015, the Company will pay a lump sum bonus payment as set forth below, less taxes, applicable deductions and required withholdings (e.g., contractual, statutory or court ordered) to each eligible regular, full-time employee who was hired prior to November 1, 2014 and is actively employed and actually working on February 13, 2015.  This lump sum bonus payment shall be three hundred and fifty dollars ($350.00), less taxes, deductions and withholdings.

JOB CLASSIFICATIONS AND HOURLY RATES

This listing contains the current job classifications.  Job classifications may be established, modified, combined, or abolished.  If the Company should establish, modify, or combine a job classification, it will also set a wage rate for that classification and discuss that wage rate with the Union.  If the parties cannot agree on the wage rate for that new, modified, or combined job classification, the Union may grieve the wage rate.  Neither these discussions or any grievance shall delay the implementation of the new, modified, or combined job classification.

Grade 1	10/30/11	02/19/12	02/17/13	02/16/14	02/15/15

Maximum Hourly Rate	$14.22	$14.22	$14.47	$14.72	$14.97

Minimum Hourly Rate	$11.82	$11.82	$12.07	$12.32	$12.57

Positions

Sweepers

Grade 2	10/30/11	02/19/12	02/17/13	02/16/14	02/15/15

Maximum Hourly Rate	$14.35	$14.35	$14.60	$14.85	$15.10

Minimum Hourly Rate	$11.93	$11.93	$12.18	$12.43	$12.68

Positions

Case Sizing Boring Machine Operator

Degreaser/Parts Cleaner

Harperizer & Tumbling Machine Operator

Laborer

Laborer — Air/Water Check Horns

Laborer — Rinse Tank

Vibratory & Tumbling Machine Operator

Operator — Cut & Shrink

Operator — Drill Press & Milling

Trainee B

Trucker — Stock Handler

Grade 3	10/30/11	02/19/12	02/17/13	02/16/14	02/15/15

Maximum Hourly Rate	$14.47	$14.47	$14.72	$14.97	$15.22

Minimum Hourly Rate	$12.03	$12.03	$12.28	$12.53	$12.78

Positions

Aqueous System Set-up Operator

Bender — Crooks

Braze/Paste Applicator

Furnace Operator

Lead & Silver Solderer

Lead Pot Operator

Operator — Punch Press

Packers

Pantograph/Schmidt Engraver Set-up Operator

Pickling Tank Operator

Shippers

Straighten Trombone Slide Tubes

Grade 4	10/30/11	02/19/12	02/17/13	02/16/14	02/15/15

Maximum Hourly Rate	$14.62	$14.62	$14.87	$15.12	$15.37

Minimum Hourly Rate	$12.16	$12.16	$12.41	$12.66	$12.81

Positions

Automatic Tube Buffing Machine

Automatic Buffing Machine Set-up Operator

Brazer

Cell Technician

CNC Automatic Spinning Machine Operator

CNC Drill Operator

CNC Laser Operator

Draw Bench Operator

Engine Lathe Operator

Final Assembly Horns

Honer — Trombone Slides

Laser Engraving Set-up Operator

Maintenance Helper

Operator Turret Lathe, Hand Screw

Rotary Valve Finisher

Set-up Operator Vertical Draw Machine

Stock Clerk

Grade 5	10/30/11	02/19/12	02/17/13	02/16/14	02/15/15

Maximum Hourly Rate	$14.68	$14.68	$14.93	$15.18	$15.43

Minimum Hourly Rate	$12.21	$12.21	$12.46	$12.71	$12.96

Positions

Annealing Furnace Operator

Assembler Valves & Crooks

Bender

Operator Automatic Screw Machine

Piston/Valve Finisher

Plater C

Trainee A

Waste Water Pretreatment Operator

Grade 6	10/30/11	02/19/12	02/17/13	02/16/14	02/15/15

Maximum Hourly Rate	$15.38	$15.38	$15.63	$15.88	$16.13

Minimum Hourly Rate	$12.54	$12.54	$12.79	$13.04	$13.29

Positions

Automatic Hydraulic Spinning Machine Operator

CNC Turning Center Set-up Operator

Inspector B

Maintenance B

Operator Centerless Grinder

Piston Liner, Assembler, & Ball-Out

Plater B

Rotary Valve Maker

Rough Assembler

Set-up Operator — Punch Press

Turret Lathe & Hand Screw Set-up Operator

Grade 7	10/30/11	02/19/12	02/17/13	02/16/14	02/15/15

Maximum Hourly Rate	$16.08	$16.08	$16.33	$16.58	$16.83

Minimum Hourly Rate	$13.11	$13.11	$13.36	$13.61	$13.86

Positions

Bender Skilled

Horn Tester

Inspect & Final Test Cup Instr

Plasma Arc Welder

Plater A

Sheet Brass Worker

Tool Maker Trainee

Grade 8	10/30/11	02/19/12	02/17/13	02/16/14	02/15/15

Maximum Hourly Rate	$16.82	$16.82	$17.07	$17.32	$17.57

Minimum Hourly Rate	$14.03	$14.03	$14.28	$14.53	$14.78

Positions

Spinner — Metal

Horn Repair

Grade 9	10/30/11	02/19/12	02/17/13	02/16/14	02/15/15

Maximum Hourly Rate	$17.48	$17.48	$17.73	$17.98	$18.23

Minimum Hourly Rate	$14.59	$14.59	$14.84	$15.09	$15.34

Positions

Maintenance A

Sr. Set-up Operator

Tool Room Machinist

Grade 10	10/30/11	02/19/12	02/17/13	02/16/14	02/15/15

Maximum Hourly Rate	$19.51	$19.51	$19.76	$20.01	$20.26

Minimum Hourly Rate	$13.52	$13.52	$13.77	$14.02	$14.27

Positions

Buffer

Color Buff & Color Rag

Lacquer Sprayer

Polisher

Grade 11	10/30/11	02/19/12	02/17/13	02/16/14	02/15/15

Maximum Hourly Rate	$19.55	$20.55	$21.55	$21.80	$22.05

Minimum Hourly Rate	$15.51	$15.51	$15.51	$15.76	$16.01

Positions

CNC Programmer

Maintenance & Electrician

Tool & Die Maker

All new hires will be eligible for wage increases (up to the maximum contract rate for that grade), once time/skill/performance based thresholds have been achieved.

PHASE DOWN SCHEDULE TO TAKE EMPLOYEES FROM CURRENT RATE DOWN TO THE NEW BOOK RATE

A.            Employees paid above the Book Rate, for that employee’s bid or permanent job classification, would continue to receive that rate through October 29, 2011.

B.            The Phase Down will commence on October 30, 2011 and will be complete as of February 2, 2014.  On February 2, 2014 all employees will be paid at the applicable Book Rate (or the appropriate progression rate, if below the Book Rate) for that employee’s job.

C.            Employees who are currently paid one dollar and twenty five cents ($1.25) per hour or less above the Book Rate Maximum (i.e. the 02/16/10 wage rate set forth in the 02/15/08 — 02/15/11 contract) shall not be subject to this Phase Down schedule and shall maintain their current wage rate.  Such employees shall not receive any of the four wage increases unless and until one of these wage increases would raise that employee’s Book Rate Maximum above the employee’s then current wage rate.  Such employee would then receive only that portion of the wage increase that would bring that employee up to the new Book Rate Maximum.

D.            Employees who are currently paid more than one dollar and twenty five cents ($1.25) per hour above the book Rate Maximum would be subject to this Phase Down Schedule.

E.             When the Phase Down Schedule commences for an employee (regardless of whether that employee is actually working or on layoff, leave of absence, striker recall, or any other inactive or non-work status) that employee’s then current wage rate will be reduced, on each designated date, by an amount equal to the difference between the ending Book Rate (including the $1.25 increase from the four wage increases) and their current wage rate as of October 29, 2011 divided by four (4), or ten cents ($.10) per hour, whichever is greater (but not more than it would take to get to the ending Book Rate).

F.              Phase Down Dates

October 30, 2011

February 5, 2012

February 3, 2013

February 2, 2014

G.            Except for a temporary transfer initiated by the Company, an employee will be paid the Book Rate (or the appropriate progression rate) of the job that the employee is performing and will not maintain or receive a higher rate from a different job.

H.           If an employee permanently changes jobs (through bid process, etc.) during this Phase Down Schedule, the Phase Down for that employee, from that point (i.e. date of job change) forward will be based on the Book Rate of the job the employee moved into (if the employee’s rate is still above the Book Rate for the new job).

I.                During this Phase Down Schedule, the plant efficiency percentage must be maintained no lower than the percentages set forth in the table below.

Month	Efficiency Percentage For That Month

January 2012 — June 2012	60%

July 2012 — December 2012	63%

January 2013 — June 2013	68%

July 2013 — September 2013	72%

If the plant efficiency percentage should drop below the wage adjusted percentage, set forth above, for the identified six month period (or the 07/2013 — 09/2013 period), as an average for that six month time frame (or the 07/2013 — 09/2013 period), for any reason, then the Phase Down Schedule shall be shortened by two months, for each such six month time frame (or the 07/2013 — 09/2013 period) below the average plant efficiency percentage (i.e., if the plant efficiency percentage was not met for any one identified time frame, all employees would be paid the Book Rate as of December 1, 2013 rather than February 2, 2014).

ARTICLE X — VACATIONS

The Union and the Company agree that the purpose of vacations is that of relaxation of the individual from the requirements of his/her work and that such relaxation is earned by total years of service and hours worked.  Total years of service will include any former years of service with the former King Musical, United Musical Instruments, or Conn-Selmer, Inc. in addition to current continuous years of service.

Section A. VACATION PERIOD. Effective June 1, 2008, employees will be earning 1/12th of their vacation per month of the current year for the current year.  Employees are able to use their entire vacation time, per vacation schedule below, even though it may not have been earned when taken.  If an employee has taken this vacation time prior to it being earned — and then leave the Company, for any reason, this vacation pay (taken but not yet earned) would be required to be reimbursed to the Company.

The employee’s seniority status for the purpose of vacations will be determined as of May 31st of the vacation year.  New vacation time becomes available each subsequent June 1st.

The Company may schedule vacation shutdowns during each calendar year.  The Company may schedule up to three weeks of vacation shutdown in each calendar year.  If vacation shutdown(s) are to occur in a calendar year, such shutdowns must be scheduled during the June 1 — September 30 period and/or during the December 15 — December 31 period.  Employees must save a total of two weeks (10 days) of vacation for shutdown periods.  However, if the Company schedules no shutdown in the summer period, employees must only save one week (5 days) for a December shutdown.  The Company will notify the Union and employees of the dates of the summer shutdown period no later than April 1 of that year and of the December shutdown no later than September 1 of that year.  If an employee does not have enough vacation to cover the shutdown period(s), the employee can take it unpaid or file for UC benefits if eligible.

During a vacation shutdown, the Company can plan for, and schedule, maintenance work to be performed.  When the Company schedules a vacation shutdown, it will be the Company’s intent to shut down production operations during that shutdown period; provided however, that customer demand arising after the shutdown notice date deadlines (April 1 or September 1) may require production to satisfy that demand.

Employees who work during the shutdown period will be allowed to schedule that vacation time for a different time

The designated Shutdown period will be staffed as follows:

a.                          For plant-wide maintenance, a Volunteer Sign-Up Sheet for employees required during the shutdown will be posted two monthsprior to the shutdown for a period of ten (10) working days.

b.                          Those junior employees who cannot entirely cover the vacation period will be the first volunteers selected for the above posted position(s).  However, these junior employees may only volunteer for the time not covered by vacation.

c.                           Should there be a need for additional manpower, seniority prevailing, all other employees may volunteer.

d.                      The list of employees scheduled to work the shutdown will be posted five (5) days after the posting period is completed.  Those scheduled to work during the shutdown period will be subject to the same Company Rules that govern any regular workday.

Section B. VACATION PAY. Shall be the employees hourly rate when vacation is taken, based on the following schedule:

Length of Service	Days of Vacation
Six (6) months to one (1) year seniority	2
One (1) year to two (2) years seniority	5
Two (2) years to five (5) years seniority	10
Five (5) years and up to ten (10) years seniority	12
Ten (10) years and up to fifteen (15) years seniority	15
Fifteen (15) years to twenty (20) years seniority	17
Twenty (20) years or more seniority	20

Vacation pay shall be paid, in the normal payroll cycle, the week following when the vacation time was taken.  Deductions for Medical contribution to be deducted from vacation pay, calculated the same as if employee was working.

Section C. SECOND, THIRD AND FOURTH WEEK VACATION REQUIREMENTS.

a.)          Employee must have either five (5), ten (10), fifteen (15), or twenty (20) years of service prior to May 31st to qualify.

b.)          Vacation day(s) will be paid the following Friday of the work week requested.

c.)           Second, Third and Fourth week cannot be added to the following year’s vacation.

d.)          “Call-in” vacation days, not taken during the scheduled shutdown period, may be taken on a “call-in” basis.  This option will be limited to sixteen (16) hours in eight (8) hour increments.  These “call-in” days cannot be used consecutively, cannot be used the day before or the day after a regularly scheduled holiday, and cannot be applied retroactively.

e.)           Scheduling Vacations.  There shall be two methods for scheduling vacations.  The first shall be during vacation scheduling periods, and shall be based upon seniority if too many employees want the same vacation week/day.  The second shall be during the vacation year and shall be based on a first come, first serve basis.

1.              Scheduling Period.  Each year, from April 25 — May 15, employees may sign up for vacation time (in excess of that required to be held for vacation shutdown periods), in full week or single day increments.  Also, if no December shutdown is scheduled, releasing the one week of held vacation, from September 15 — September 30, employees may sign up to schedule this one week, either as a week or in single day increments.  During each such period, if a conflict should arise between employees, vacation schedule will be based upon seniority.  However, during the September scheduling period, a more senior employee cannot override or displace a less senior employee’s vacation time that was scheduled during the April — May scheduling period, or that had previously been scheduled on the first come, first served basis.

2.              Non-Schedulng Period. Vacation time not scheduled during the two scheduling periods will be scheduled on a first come, first serve basis.  For full week(s) of vacation, or for any vacation of two or more consecutive work days, the employee must provide at least one (1) week notice.  For single days of vacation, an employee must provide notice as follows:

•                  First Shift — no later than two hours after the start of the shift on the workday immediately preceding the day off.

•                  Second Shift — no later than two hours after the start of the shift on the workday immediately preceding the day off.

•                  Third Shift — no later than the end of the shift immediately preceding the shift off.

In all such scheduling situations, the Company will inform the employee as soon as possible whether the employee’s request has been approved.

Section D. LOST TIME QUALIFICATIONS. Employees who are formally approved for retirement or who are or have been on a sickness or personal leave of absence or have lost time due to permanent lay-off, shall receive, at the time of separation, their accumulated vacation pay for the regular hours actually paid with 1,700 hours as the 100% basis.

a.              Employees must work no less than 1,700 hours to qualify for 100% vacation time due.

b.              Employees who work less than 1,700 regular work hours will have vacation time due pro-rated with 1,700 hours as the 100% qualifying figure against their actual hours paid.

Section E. LOST TIME ALLOWANCES. Deductions will not be made for any approved FMLA, military reserve duty, or union business within the vacation year.

When production is suspended because of fifty percent (50%) or more of the Plant is shutdown due to lack of orders for instruments, employees laid off because of the Plant shutdown will be allowed an additional 160 hours credit before deductions are made.

ARTICLE XI - HOLIDAYS

During the term of this Agreement (i.e., through February 12, 2016) the following dates shall be recognized as holidays, and the Company shall pay all eligible employees who have completed the probationary period, eight (8) hours of pay for each such holiday at the employee’s regular straight time (book rate or the applicable Phase Down rate when the holiday occurs prior to February 2, 2014) rate of pay.  After February 12, 2016 the parties must agree on any holiday and the dates of such holidays.

a.              2011

Thursday, November 24

Friday, November 25

Monday, December 26

Tuesday, December 27

Wednesday, December 28

Thursday, December 29

Friday, December 30

Monday, January 2, 2012

One Personal Holiday (to be used by December 31, 2011 or day is lost and will not be paid).  This is not in addition to the personal holiday that may have been used by the employee prior to ratification of the contract.

b.              2012

Friday, April 6

Monday, May 28

Wednesday, July 4

Monday, September 3

Thursday, November 22

Friday, November 23

Monday, December 24

Tuesday, December 25

Wednesday, December 26

Thursday, December 27

Friday, December 28

Tuesday, January 1, 2013

One Company Designated Holiday

c.               2013

Friday, March 29

Monday, May 27

Thursday, July 4

Monday, September 2

Thursday, November 28

Friday, November 29

Wednesday, December 25

Thursday, December 26

Friday, December 27

Monday, December 30

Tuesday, December 31

Wednesday, January 1, 2014

One Company Designated Holiday

d.              2014

Friday, April 18

Monday, May 26

Friday, July 4

Monday, September 1

Thursday, November 27

Friday, November 28

Thursday, December 25

Friday, December 26

Monday, December 29

Tuesday, December 30

Wednesday, December 31

Thursday, January 1, 2015

One Company Designated Holiday

e.                     2015

Friday, April 3

Monday, May 25

Friday, July 3

Monday, September 7

Thursday, November 26

Friday, November 27

Friday, December 25

Monday, December 28

Tuesday, December 29

Wednesday, December 30

Thursday, December 31

Friday, January 1, 2016

One Company Designated Holiday

f.                      Each calendar year, the Company will identify the date of the “Company Designated Holiday”.  Such date will be either adjacent to an existing holiday or will be on the date of a holiday not recognized in the contract.

g.                     The Company will set the date, for the upcoming calendar year, no later than December 31 of the prior year.

Section A. HOLIDAY PAY QUALIFICATIONS  Employees must work at least six (6) hours on the last regularly scheduled work day prior to and the next regularly scheduled workday after such holiday.  On both such days, the employee must obtain supervisor approval prior to leaving work early.  Employees not actively working for any reason (e.g., layoff, leave of absence, etc.) and who are not in pay status shall not be eligible for holiday pay, provided however, that an FMLA covered absence on the day before or the day after a holiday shall not result in an employee being ineligible for holiday pay.

Exceptions:

•                  Excused Absence as outlined in the Attendance Policies and Personal Emergencies.

•                  Emergencies that occur the day before or the day after a holiday will be handled on an individual basis.  The employee must report the emergency to the Human Resource Manager, and the employee must furnish documentation proving the legitimacy of such emergency upon return to work.  Human Resources will determine, in its discretion, if payment for the holiday(s) is to be made under these conditions.

ARTICLE XII - UNION SECURITY

All employees who are covered by the representation clause in the contract and are present members of the Union, must as a condition of employment, remain members in good financial standing except for assessments and fines during the life of the contract.

All employees hired into the bargaining unit described in the representation clause of the contract must, as a condition of employment, join the Union within thirty (30) days from their hiring date and remain members in good financial standing throughout the life of the contract.

The Company does agree, subject to applicable Federal and State Laws, to a voluntary check-off of Union dues, provided such voluntary check-off authorization meets with the approval of the Company.

This check-off by the Company of monthly dues does not cover any assessment over and above the mandatory monthly dues as determined by the National Administrative Committee of the Union.

ARTICLE XIII - MEDICAL EXAMINATION

Section A. INJURY REPORTING.  All employees must report all injuries when they occur to their Supervisor, so it can be recorded and sent to the dispensary, doctors or hospital.

Section B. TRANSPORTATION TO COMPANY DOCTOR. The Company will provide, transportation to and from the Company recognized Medical Facility for those employees injured on the job when necessary on the day of the injury only.

Section C. LOST TIME-INJURY.  An employee will be compensated at their hourly rate for lost time on the day of the injury when sent to Doctors or Hospital, but will not exceed past the normal quitting time, providing a slip indicating the is turned back to their Supervisor, who will forward it to Human Resources.

Section D. WORKERS’ COMPENSATION.  Employees shall make every effort to schedule all doctor visits or therapy sessions outside normal work hours.  If that is not possible, such appointments should be scheduled at the start or end of the employee’s shift.

ARTICLE XIV - GENERAL PROVISIONS

Section A. UNION ACTIVITIES.  The Company recognizes and will not interfere with the right of its employees to become members of the Union.  The Union agrees that neither it nor any of its officers or members will engage in any Union activity while such employees are on Company time, unless it is mutually agreed by the Company.

The Shop Steward, Departmental Stewards and Shop Committee shall be paid at their hourly rate for all time spent in mutually agreed upon meetings with Management during scheduled working hours.

In addition to pay for time spent in mutually agreed upon meetings with Management during scheduled working hours, the Chairman of the Shop Committee shall receive pay for up to ten (10) hours per week and the Departmental Stewards shall receive pay for up to three (3) hours per week for the time spent on problems arising under this Contract which affect the mutual interest of the Union and the Company.

Section B. TELEPHONE USAGE.  It is agreed that the President of the Union or the Chairman of the Shop Committee shall have use of the Company’s telephone at any time to consult with the UAW, or Government agencies’ representatives in regard to matters covered by this Agreement.

Section C. BULLETIN BOARDS.  Are to be used solely for the purpose of exhibiting official announcements of the Union and the Company.  The dedicated bulletin board for the union is to be used solely for the purpose of posting official union business, and may not include any personal announcements or statements.

Section D. REST PERIODS.  In effect during working hours and the wash-up period at quitting time shall be continued (a constant allowance of 25 minutes per day for rest periods and wash-up time, except for the Polishing / Buffing / Color Buffing Departments, where an additional 5 minutes wash-up time is allowed).

Section E. SUPERVISORS WORKING.  No employee outside the bargaining unit shall perform any work customarily performed by employees within the bargaining unit.  It is agreed, however, the Supervisors may perform such work while acting as instructors or assisting in solving a production problem.  It is further recognized that it is part of the normal procedure of supervision to test and inspect.  During the period in which a shortage of staffing exists due to absenteeism or assignment of personnel to other jobs, the Shipping Department, Maintenance and Tool Room, Machine Shop, and Repair Department Supervisors are excluded from this limitation.

Section F. TEMPORARY EMPLOYEE.  Is one engaged by the Company for a definite period of time, not in excess of ninety (90) days, to perform a specific type of work that does not occur with regularity.  The Company agrees not to call in temporary employees, if regular employees are available to do the work.

ARTICLE XV - FRINGES AND SCOPE OF THE AGREEMENT

Section A. BENEFITS.  The Company agrees to provide healthcare coverage to its employees which may be self-insured or insured, as determined by the Company.  Regardless of whether the Company opts for self-insured or insured coverage, the Company maintains the right to amend, cancel, or reinsure the policies, or change the underwriters or adminsistrators thereof, and, if insured, to select an insurance Company, association or medical group as selected by the Company.  In such case, the benefits of any new plan or offering shall be generally, and in the aggregate, substantially the same.  If the Company decides to make such a change, relevant documentation describing the changes will be provided to the Union.

Employees shall have an annual opportunity to enroll in the Company sponsored healthcare programs or to switch between the programs.

1.                          HOSPITALIZATION PLANS.

An employee’s spouse who is eligible for medical coverage under their own employer’s health plan will be required to obtain primary coverage under that employer’s plan.

Self-Insured or Kaiser HMO Medical Insurance.

Contribution Per Week:	10/31/11 — 04/30/12
Kaiser HMO:
Employee:	$34.00
Employee and Family:	$76.00

Base Plan:
Employee only:	$24.50
Employee and Family:	$68.00

Commencing on May 1, 2012, employee contributions shall be equal to twenty seven percent (27%) of the total premium or cost of the Plan and coverage level elected by the employee.  Commencing on May 1, 2013, employee contributions shall be equal to twenty seven and one half percent (27.5%) of the total premium or cost of the Plan and coverage level elected by the employee.  Such employee contribution shall be adjusted on an annual basis as the premium or cost changes.  The resulting number for 2012 and 2013 and remaining years of the contract shall then be converted to a weekly contribution amount and automatically deducted from an employee’s paycheck.  Employees must properly execute a wage deduction authorization form.  Employees who do not do so shall not be eligible for healthcare coverage.

2.         FLEXIBLE SPENDING ACCOUNTS:

Healthcare:  Allows you to use before-tax dollars to pay for typical out-of-pocket health care expenses such as deductibles, copayments, and non-covered expenses.  Up to $2,500.00

Dependent Care:  Allows you to use before-tax dollars to pay for child care or for an elderly or disabled family member.  Up to $5,000.00 can be contributed if married, or up to $2,500.00 can be contributed if single.

3.                          VISION PLAN:

Employees are eligible for Anthem Blue View Vision.  In network summary listed below. Eye exam and glasses or contacts every 24 months (in network):

Exam:	$0 copayment
Frames:	$120 allowance then 20% off remaining balance
Lenses:
Standard Single:	$0 copay, then covered in full
Standard Bifocal:	$0 copay, then covered in full
Trifocal:	$0 copay, then covered in full
Lenticular:	$0 copay, then covered in full
Contacts:
Elective Conventional:	$130 allowance then 15% off remaining balance
Elective Disposable:	$130 allowance, no additional discount
Non-Elective Lenses:	Covered in full

Contribution: (Per Week)	10/31/11 — 02/12/16
Employee:	$1.25
Employee and Family:	$3.75

4.                          DENTAL PLAN.

Employees are eligible for the Dental Blue 200 Low Option.

Contribution: (Per Week)	10/30/11	01/01/12	01/01/13 — 02/12/16
Employee:	$3.00	$3.25	$3.50
Employee and Family:	$5.75	$6.00	$6.50

5.  SICKNESS AND ACCIDENT WEEKLY BENEFITS. Beginning with the first day of an accident or hospitalization or the eighth day of a sickness, benefits will be payable for a maximum of sixteen (16) weeks for any one continuous period of disability in any one year.  If a period of illness exceeds two (2) weeks (14 days) for a non-occupational sickness, the initial two (2) week (14 days) waiting period will be waived.  The employee will be paid according to the following schedule:

$415 per week October 31, 2011 — March 31, 2012

$420 per week effective April 1, 2012 — February 12, 2016

6.  LIFE INSURANCE and AD&D.  The Company will provide each employee with $37,000 basic life insurance at no cost to the employee.  This insurance covers death of the employee caused by natural causes, cancer, etc.  In addition, the Company provides each employee with $37,000 basic AD&D (accidental death and dismemberment) insurance at no cost to the employee.  This insurance covers death of the employee related to accidents, such as a car accident.  It does not provide coverage for death related to natural causes, cancer, etc.

7.  PENSION.  Effective December 31, 2011, the Pension Plan shall be frozen.  Employees will not accrue service in the pension plan for any purpose after December 31, 2011.  No new participants shall be admitted to the Plan.  Employees who retire at any time in the future, and who are otherwise eligible, shall have a monthly multiplier of $28.00 for each year of credited service prior to January 1, 2012.  The Company shall have the authority to merge the Pension Plan with any other plan it maintains.

Section B.  401k PLAN.  Employees will be eligible for the “discretionary match” on employee contributions that is applicable to unrepresented hourly employees at the other facilities.  During the term of this Agreement, the discretionary match shall not be subject to negotiation or to the grievance/arbitration procedure.

Section C.  MEDICARE INSURANCE PREMIUM.  The Company will pay the entire cost for those employees covered under Medicare Part B, reimbursing those employees on a quarterly basis.

Section D. RETIREE INSURANCE PREMIUM.  All payments of premium by the Company for insurance or hospitalization for employees, retired under the provisions of the Retirement Plan for Hourly Employees because of disability or otherwise, shall terminate during the first of the month following the month of retirement.

Section E. CLAIMS PROCESSING.  The Company shall bear all necessary administrative expenses and agrees that in the administration of the insurance plan, all claims shall be processed as expediently as possible.  All matters concerning benefits provided under the insurance plan shall be governed by the terms and conditions of the insurance policy or policies purchased by the Company.

Section F. BENEFITS WAITING PERIOD.  Employees shall become eligible for sickness and accident insurance, life insurance and hospitalization/dental coverage after they have completed three (3) months of accumulated service, provided they are still actively at work and have enrolled.

Section G. ONE MONTH LAY-OFF CLAUSE.  All insurance coverage of an employee shall be cancelled one (1) month following the month after lay-off date.  The employee may exercise the COBRA privilege as described in Section G of this Article.

Section H. COBRA.  If employment terminates for any reason other than gross misconduct, or if the hours worked are reduced so that medical coverage terminates, the employee and covered dependents may continue coverage under the Company plan as outlined in the Summary Plan Description, provided the employee and dependents are not covered under any other plan.  For the purpose of this provision, “gross misconduct” means any violation of State or Federal laws.  Any employee who elects to continue coverage under the Plan must pay the full cost of the coverage.

If an employee becomes divorced or legally separated, or if the employee’s dependent child is no longer an eligible dependent under the plan, the employee or another family member must notify the Company within thirty (30) days.

Section I. PLAN 125. All employee contribution for Hospitalization/Dental Coverage are deducted on a pre-tax basis toward their share of the cost of the benefits.  The employee should refer to the Summary Plan Description of the Benefit Plan for the Employees of Conn-Selmer, Inc. for details regarding this program.

Section J. JURY DUTY. An employee who has completed his/her probationary period and who serves as a juror during his/her regular work week, Monday to Friday, inclusive, shall be excused from work for the days required to serve, and will be paid eight (8) hours at their hourly rate (excluding shift differential) for each day of jury service.  The employee must present satisfactory evidence.  If an employee works his/her regular shift in addition to performing jury duty, he/she shall not qualify for payment under the provisions of this paragraph.

In order to qualify for Jury Duty pay, an employee must present the Company with Notice to Report within two (2) working days following receipt of such notice.

Section K. BEREAVEMENT PAY. An employee who is actively on payroll and has completed their probationary period will be granted an excused absence, following the death of an immediate family as follows:

•                  4 working days off with pay:  parent, spouse, child or step-child

•                  3 working days off with pay:  sibling, mother-in-law, father-in-law, step-parent, grandparent, or grandparent in-law.

Bereavement days occuring during an employees vacation will displace vacation days (Example:  Employee is on a two (2) week vacation and a death occurs in the immediate family, employee returning to work as scheduled will only be charged with seven (7) vacation days.)  Bereavement days occuring during a holiday will be taken immediately after the holiday.

Section L. RE-NEGOTIATION. It is understood and agreed between the parties hereto that all economic issues, including, but not limited to wages and so-called fringe benefits have been fully negotiated between the parties and shall not be subject to further negotiation during the life of this Agreement but all other matters not specifically set forth in this Agreement shall be subject to negotiation during the term of the Agreement.

ARTICLE XVI - COMPANY RULES, REGULATIONS

In every business where many people work together, some specific rules and regulations are necessary to define acceptable conduct and to promote the smooth functioning of the business as a whole.

The work rules listed below, in the Sections A and B, are examples only and are not intended to be all-inclusive.  The Company has the right to add work rules to either Section A or Section B provided such work rule(s) is reasonable.

The purpose of the following rules is to insure all employees safety and fairness in their cooperative effort, rather than to place restrictions on any one individual.

The Company feels that a great majority of its employees want to play the game fairly and will abide by the rules where they are known.  For this reason, we have set forth acts of misconduct which, if committed, will result in appropriate disciplinary action.

When an employee is being counseled in line with a discipline problem, the steward will be involved at the department level and the Chairman of the Shop Committee at the Human Resources level.

Section A. MINOR WORK RULES

1.                          Loafing, neglect or failure to perform assigned duties.

2.                          Improper use of Company property.

3.                          Violation of safety rules.

4.                          Failure to be in assigned area or at station at required time.

5.                          Leaving Department or job prior to authorized time.

6.                          Leaving Department to use phone without obtaining required pass.

7.                          Creating or contributing to unhealthful or unsanitary condition, or displaying signs, obscene pictures or literature or distributing them.

8.                          Neglect of duty or failure to meet reasonable measure of efficiency or productivity or negligence resulting in inferior work, scrap, or waste.

9.                          Running or in any other way creating a condition hazardous to the individual or fellow employee.

10.                   Failure to wear assigned safety garments or use of assigned safety equipment.

11.                   Solicitation of employees for donations or memberships in outside organizations, circulation of petitions or magazines in the Plant area without specific approval of the Human Resources Department.

12.                   Being in an area unauthorized in the Plant or on Plant property.

13.      Gambling of any type.

14.      Changing a certain phase of a set operating procedure without proper authorization.

15.                   Posting of notices or signs or writing in any form on official bulletin boards or removal of approved notices without approval of the Human Resources Department.

16.                   Leaving the Plant at break or lunch period and not returning without permission or notification.

17.                   Entering or leaving the Plant by other than the authorized area assigned.

18.                   Subtle forms of harassment, intimidation, or inappropriate language or behavior.

19.                   Failure to enter or improper entering of labor reporting.

20.                   Leaving the grounds at lunch without clocking out/in.

Section B. MAJOR WORK RULES

1.                          Insubordination (willful disobedience of authority).

2.                          Theft.

3.                          Bringing, having or consuming intoxicating beverages or narcotics in the Plant or on Plant property.

4.                          Smoking inside the walls of the facility.

5.                          Willful damage to or unauthorized removal or appropriation of or defacing property belonging to the Company or another employee.

6.                          Walking off the job.

7.                          Punching another employee’s time card in or out resulting in pay for time not worked.

8.                          Falsification of personnel records.

9.                          Possession of firearms or any type of weapon on Company property.

10.                   Physical violence, aggressive retaliatory actions, verbal threats, patterns of continued intentional harassment, sexual harassment, or any serious violation of discrimination laws.

11.                   Flagrant violation or reckless disregard of any safety rule or policy which places the employee or others in danger.

12.                   Being on Company property while under the influence of alcohol, or any other illegal or controlled substance.

Section C. PROGRESSIVE DISCIPLINE.  For all work rules, with the exception of Rules of a Major nature, which may include disciplinary measures up to and including termination.

•    1st offense - Written Warning

•      2nd offense - Final Written Warning

•      3rd offense - 3 Day Suspension

•      4th offense - Termination

Section D. DURATION. All warnings will remain in effect until the one (1) year anniversary date from the date of infraction.

ARTICLE XVII - DURATION OF AGREEMENT

The Union and the Company mutually agree that all of the provisions of the Agreement shall remain in full force and effect without change up to and including February 12, 2016, unless changed by mutual Agreement and shall continue from year to year thereafter unless at least sixty (60) days prior to February 12, 2016, or sixty (60) days prior to any anniversary date thereafter, either party notifies the other, in writing of its desire to terminate, modify, or change the Agreement.

IN WITNESS WHEREOF, the parties have executed the foregoing Agreement this 7th day of December, 2011.

U.A.W. LOCAL 2359

Bob Madda

Dwayne Klier

Randy Lang

Rory Krause

Bill Woodside

Ryan Rogowski

INTERNATIONAL REPRESENTATIVE OF U.A.W.

Chris Freeman

CONN-SELMER, INC.

John Stifel

Bobbi Imel

Letter of Agreement

Subcontracting and Outsourcing.  In order for the Company to satisfy the demands of its customers, or to effectively compete or to successfully operate the business, subcontracting, and/or outsourcing of unit work is necessary from time to time.  Market changes and other competitive pressures may also necessitate subcontracting and/or outsourcing of unit work.

When subcontracting and/or outsourcing of unit work will not directly result in the immediate layoff of an employee out of the plant, the Company will only provide notice to the Union of the subcontract and/or outsource decision.

When the subcontracting and/or outsourcing of unit work would directly result in the immediate layoff of an employee out of the plant, the Company would follow this procedure:

1.                     The Company will provide notice to the Union of the planned subcontract and/or outsource, including the economic reasons or justification for the subcontract and/or outsorce, as well as the time constraints, if any, that are involved.

2.                     Consistent with any time constraints that may exist, the Company will meet with the Union to discuss and consider a proposal the Union may present that would offset or neutralize the Company’s economic justification.

3.                     Absent Agreement, the Company has the right to decide whether it will subcontract and/or outsource the unit work.

The procedure set forth in 1-3 above shall not apply, and there shall be no restriction on the Company’s right to subcontract and/or outsource unit work if keeping the unit work in the plant would require the Company to purchase a machine or equipment or make a capital investment.

Letter of Agreement

Job Classification Skills and Training.  During the 2011 negotiations the parties agreed that it is their mutual intent for employees to be able to perform all of the various functions within each employee’s job classification.  The parties recognize that this will require training and that, due to the number of employees who need training within their classification, this process will take a substantial period of time.  Since this process involves each employee’s job classification, employees must accept training and, when trained, to perform all of the various functions within that job classification.

Letter of Agreement

Overtime Selection Procedure.  During the 2011 negotiations, the parties agreed that, notwithstanding the process set fourth in Article IV, Section C. OVERTIME, when asking employees to work daily (i.e., Monday — Friday) overtime in the Rough Assembly and Horn Repair areas, the first priority for asking shall be the incumbent (i.e., the person performing that specific job on that day).  For Saturday overtime, the process set forth in Article IV, Section C. shall be used.

Letter of Agreement

Post Accident Drug/Alcohol Test.  During the 2011 negotiations, the parties discussed the Company’s concerns regarding the potential liability created by employees who may be under the influence of alcohol or either prescription or illegal drugs while at work.

The Company and the Union recognize that drug and alcohol abuse are major problems in today’s society.  It is further recognized that drug and alcohol abuse have an adverse impact on productivity, efficiency, job performance and workplace safety.  The Company and the Union agree to work jointly toward the resolution of this problem as it affects our work environments.  The parties also recognize that the use of any drug (legal or illegal) may adversely affect productivity, efficiency, job performance and workplace safety.

While the use of illegal drugs, or legal drugs obtained illegally or used for an unintended purpose, are prohibited at all times, an employee may be taking legal drugs pursuant to a prescription or an over the counter drug for its intended purpose.  When an employee is taking a legal drug pursuant to a prescription (including an initial notification for maintenance drugs) or an over the counter drug for its intended purpose, and the potential exists that such drug could impact productivity, efficiency, job performance or workplace safety, the employee must inform the Plant Human Resources Manager by phone or in-person prior to reporting for work.  The Company reserves the right to send the employee to a Company doctor to determine if the employee can safely return to work.  Employees who are allowed to work after informing the Company as set forth above may be later sent home if it is determined that the legal use of that legal drug is causing some impairment as set forth above.  Employees who use a legally prescribed drug and do not inform the Company and who are impaired at work will be subject to discipline.

In an effort to minimize the potential risks and liability that such conduct could have, the parties agree to the following.

A.            Employees will be subject to an alcohol/drug screen when an employee is involved in any accident (resulting in property damage of $500.00 or injury to any person resulting in medical expenses of $1,000.00) during work hours.

B.            In situations involving paragraph A1 above, the employee must notify his or her immediate supervisor or Plant Manager immediately of the accident.  If the employee fails to do so, the employee will be subject to discipline.

C.            In situations covered by paragraph A, the employee will be required to immediately submit to a drug/alcohol test (or as quickly thereafter as is possible).  The employee will be transported to the lab by a Company representative.

1.                                      Such drug/alcohol test will be conducted at a lab (which has been certified in accordance with the DOT regulations), or if the employee is in the hospital, by the hospital or lab.

2.                                      The Company will pay for the test.

3.                                      Samples for drug tests will be collected by a test administrator and will be temperature tested by the test administrator upon receipt.

4.                                      Samples for drug tests will be collected using a “split-sample” method, which means the sample is split and saved in two containers to facilitate retesting.  The sample used for the screen is referred to as the “original sample;” the sample which may be sent to a second laboratory for re-testing is referred to as the “split sample.”

5.                                      Samples which test positive for the presence of drugs on the initial screen may, at the employee’s election, be subject to a confirmation test.  Initial and confirmation test report results must indicate the test method used.

6.                                      An employee has the right to a re-test of the split sample, at his/her own expense, by another laboratory (which has been certified in accordance with the DOT regulations), provided the employee informs the Company, in writing, within seventy-two (72) hours of receiving notice of the verified positive test of his/her intent to do so.  If the retest of the split sample is negative, this shall negate the original positive test and the initial positive shall not be held against the employee.

7.                                      All samples which test positive, whether an original sample or the split sample, will be retained by the testing laboratory for one (1) year.

D.            If an employee refuses to submit to the test, or if the employee delays in appearing for the test, provides an adulterated or substitute sample, or, in any other way, interferes with or obstructs the validity of the test or the provision of a sample, the employee will be deemed to have failed the test and will be subject to immediate termination.

E.             The employee will timely sign any release or waiver required by the testing facility.

F.              The drug test sample taken by the testing facility may include a specimen of urine, blood, saliva, hair or any other generally recognized and accepted method.  The alcohol test sample will be by saliva or breath.

Threshholds/Cutoff Concentrations

Alcohol concentrations (for breath) are expressed in terms of grams of alcohol per 210 liters of breath.

	Initial Test	Confirmation Test
Alcohol	.02	.02

All drug cutoff concentrations are expressed in nanograms per milliliter (ng/mL).  The table follows:

Initial test analyte	Initial test cutoff concentration	Confirmatory test analyte	Confirmatory test cutoff concentration
Marijuana metabolites	50 ng/mL	THCA(1)	15 ng/mL.

Cocaine metabolites	150 ng/mL	Benzoylecgonine	100 ng/mL.
Opiate metabolites
Codeine/Morphine(2)	2000 ng/mL	Codeine	2000 ng/mL.
		Morphine	2000 ng/mL.
6-Acetylmorphine	10 ng/mL	6-Acetylmorphine	10 ng/mL.
Phencyclidine	25 ng/mL	Phencyclidine	25 ng/mL.
Amphetamines(3)
AMP/MAMP(4)	500 ng/mL	Amphetamine	250 ng/mL.
		Methamphetamine(5)	250 ng/mL.
MDMA(6)	500 ng/mL	MDMA	250 ng/mL.
		MDA(7)	250 ng/mL.
		MDEA(8)	250 ng/mL.

(1)         Delta-9-tetrahydrocannabinol-9-carboxylic acid (THCA).

(2)         Morphine is the target analyte for codeine/morphine testing.

(3)         Either a single initial test kit or multiple initial test kits may be used provided the single test kit detects each target analyte independently at the specified cutoff.

(4)         Methamphetamine is the target analyte for amphetamine/methamphetamine testing.

(5)         To be reported positive for methamphetamine, a specimen must also contain amphetamine at a concentration equal to or greater than 100 ng/mL.

(6)         Methylenedioxymethamphetamine (MDMA).

(7)         Methylenedioxyamphetamine (MDA).

(8)         Methylenedioxyethylamphetamine (MDEA).

If the employee is involved in an accident, evidence of prescription drugs (legally prescribed or illegally used or obtained) will be based on any detectable amount.

G.            The employee will be subject to immediate termination if the test results are positive.

H.           “Transferring, distributing, selling or attempting to transfer, distribute or sell, using or the possession of any form of intoxicant, alcohol, illegal drugs or controlled substances including, but not limited to narcotic, depressant, stimulant, hallucinogen or any mind altering drug or substance (excepting only the taking of a prescription drug under the direction of a physician) at any time while on Company premises or on Company business is prohibited and will result in immediate discharge.”  Nothing in this Article shall restrict the Company’s right to discharge an employee for violation of these prohibitions.

I.                The Company at all times reserves the right to take disciplinary action against the employee for violation of any Company policies, procedures or rules (whether or not caused by alcohol or drug use), and to enforce performance standards.

Letter of Understanding

The Union Committee and International Union Representative, if available, and members of the management staff will meet every month to discuss issues related to the efficient operations of the facility.

Letter of Understanding

In the event the Company determines to insource production operations normally performed at other manufacturing facilities, or develop and refine production operations for other manufacturing facilities, these same operations will not be construed as permanently assigned to this manufacturing facility.  This understanding, under these terms, permits the Company to restore, implement, or move these same production operations to other alternative manufacturing facilities.

Letter of Understanding

An employee promoted to a supervisory or managerial position, or appointed or elected to an assignment with the international union, shall be granted such leave, and shall be guaranteed reemployment in the same or like position, in line with his or her seniority at the prevailing rate of pay.  Seniority shall accumulate during such leaves; however, all benefits provided under the terms of this collective bargaining Agreement shall terminate effective with the commencement of the said leave, and shall reinstate upon return from said leave (based upon the benefit levels, plans, and contributions in effect at that time).  Return rights, for either assignment, will be limited to one occurrence per individual for future leave requests.  Any current leaves will not be accommodated under these defined terms.

Letter of Understanding

The Company agrees to maintain the payroll cycle on a weekly basis, and to provide continued access to direct deposit.  Voluntary, after-tax deductions may be combined with the normal union dues deduction (when processed each month).  Any additional, voluntary after tax deductions must be summarized and submitted with the monthly union dues check-off list.

Letter of Understanding

Employees, asked to perform work on regularly scheduled holidays, will postpone holiday pay to an equivalent number of additional personal holiday(s).  Any additional personal holidays, accumulated in this manner, will be subject to the same defined terms as identified under Article X.

Letter of Understanding

Employees that were previously disqualified from the job being recalled, will be bypassed, and will retain their relative position on the recall list.  Internal job bids will only be compared to the relative seniority, qualifications, and job factors that are presented by the next employee eligible for recall from the layoff list.

Letter of Understanding

During the term of this Agreement, if the Company should permanently close the Eastlake Facility or if the Company should take action resulting in the permanent displacement of at least 25% of the employees actively working, upon request by the union, the Company will engage in negotiations with the union over the effects of permanent closure or permanent displacement on those affected employees.

Letter of Understanding

The Company has agreed to conduct periodic air quality monitoring of the Eastlake facility.

Letter of Understanding

In an endeavor to improve quality, the Company and the union have agreed to develop a response team(s) to address issues impacting / impeding the facility in meeting production requirements.

Letter of Understanding

Job Information Upon Layoff.   When an employee is reduced out of his/her job classification, the Company will provide to the employee the job description of any job the employee is considering bumping into.  By doing so, this does not mean that the employee is qualified to bump into, or hold, any such position.

U.A.W. LOCAL 2359

/s/ Bob Madda	/s/ Dwayne Klier
Bob Madda	Dwayne Klier

/s/ Rory Krause	/s/ Randol Lang
Rory Krause	Randol Lang

/s/ Bob Woodside	/s/ Ryan Rogowski R.L.M.
Bob Woodside	Ryan Rogowski

INTERNATIONAL REPRESENTATIVE OF U.A.W.

/s/ Chris Freeman
Chris Freeman

CONN-SELMER, INC.

/s/ John Stifel	/s/ Bobbi Imel
John Stifel	Bobbi Imel